Exhibit 99

Fifth Third Bancorp

Frozen Successor Plan

Financial Statements as of and for the Years Ended December 31, 2006 and 2005, Supplemental Schedule as of December 31, 2006, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2006 and 2005	3

Notes to Financial Statements as of and for the Years Ended December 31, 2006 and 2005	4 -8

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2006	10

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and

the Pension and Profit Sharing Committee of

the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

June 27, 2007

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
INVESTMENTS - At fair value:
Common stock of Fifth Third Bancorp	$1,090,171	$1,258,716
Collective funds:
Cash equivalents	36,252	13,828
Fixed income	286,999	290,281
Equity	400,241	364,911
Mutual funds	3,739,121	3,578,833
Participant notes receivable	40,676	54,498

Total investments	5,593,460	5,561,067

ACCRUED INVESTMENT INCOME	12,787	14,291

NET ASSETS AVAILABLE FOR BENEFITS	$5,606,247	$5,575,358

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
ADDITIONS:
Investment income (loss):
Net appreciation (depreciation) in fair value of investments	$263,428	$(230,636)
Dividends	162,863	114,613
Interest	25,031	22,092

Total investment income (loss)	451,322	(93,931)

Transfers from other retirement plans	550,176	—
Other additions	2,853	—

Total additions	1,004,351	(93,931)

DEDUCTIONS:
Benefits paid to participants	(972,122)	(1,465,102)
Administrative expenses	(1,340)	(770)

Total deductions	(973,462)	(1,465,872)

INCREASE (DECREASE) IN NET ASSETS AVAILABLE FOR BENEFITS	30,889	(1,559,803)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	5,575,358	7,135,161

End of year	$5,606,247	$5,575,358

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	DESCRIPTION OF PLAN

The following brief description of Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, that maintains separate accounts for each participant. The Plan was established to continue retirement plan accounts transferred or merged from qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan (the “Cynthiana Plan”) and the 1st National Bank of Falmouth Retirement Savings Plan (the “Falmouth Plan”). A person who was a participant in either the Cynthiana Plan or the Falmouth Plan on December 31, 2001, was a participant as of the close of business December 31, 2001. Upon the merger or transfer from a predecessor plan, an individual not already a participant but who has an account merged or transferred to this Plan becomes a participant. A “predecessor plan” is one that merges into the Plan or has account balances transferred to this Plan (other than at the election of a participant). During December 2006, account balances from the Franklin Financial Employees Retirement Savings Plan and The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan were transferred to the Plan.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions. While employed by the Bancorp, participants in this Plan may contribute to the Plan a distribution received from another tax-qualified plan if the distribution qualifies as a rollover amount under the Internal Revenue Code. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Bancorp is the Plan Sponsor.

The Plan was last amended on December 20, 2006. Effective January 1, 2006, hardship withdrawals were expanded to include payments or expenses related to burial or funeral arrangements and repair or damage to a principal residence. Changes were made to hardship withdrawals relating to certain medical care expenses, and tuition and related educational fees for post-secondary education. Amendments were also made to the Plan’s restrictions on 401(k) withdrawals and the merger or transfer of plan assets. Additionally, the Plan’s amendment procedure was updated so that any amendment of the Plan shall be by action of The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee or the Chairman of such Committee.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged FASCorp to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions.

Gains and losses under the Plan are valued on a daily basis.

The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA.

Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated November 4, 2004, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Company’s legal counsel with respect to the Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Investment Options - At December 31, 2006, participants can direct their accounts to be invested in the following investment options:

•	Fifth Third Bank Balanced Fund

•	Fifth Third Bank Prime Money Market Fund

•	Fifth Third Bank Stock Fund

•	Fifth Third Bank Quality Growth Fund

•	Fifth Third Bank Mid Cap Growth Fund

•	Fifth Third Bank International Equity Fund

•	Fifth Third Bank Technology Fund

•	Fifth Third Bank Large Cap Value Fund for Employee Benefit Plans

•	Fifth Third Bank Core Fixed Income Fund for Employee Benefit Plans

•	Fifth Third BankSafe Trust

Participant Notes Receivable - New loans will not be granted under the Plan. Loans granted under a predecessor plan may be transferred to the Plan with the consent of the Plan administrator, provided the Plan administrator determines that all legal requirements and contributions as stated in the Plan document have been met. Loans may not exceed the lesser of $50,000 or 50% of the nonforfeitable portion of the participant’s account. Each loan, by its terms, is required to be repaid within five years unless the loan was used to purchase a participant’s primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2006 ranged from 5.75%—8.75% compared to 5.75%—10.0% at December 31, 2005. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, certain participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Valuation of Investments - Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund. Participant notes receivable are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties - The Plan invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Adoption of New Accounting Guidance -

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that an enterprise evaluate whether or not its tax position is in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes and is effective January 1, 2007. The adoption of FIN 48 will not impact the amounts reported in the Plan’s financial statements due to the fact that the Plan is qualified and tax-exempt.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value by clarifying the exchange price notion presented in earlier definitions and providing a framework for measuring fair value. SFAS 157 also expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Bancorp does not believe the adoption of SFAS 157 will impact the amounts reported in the Plan’s financial statements; however, additional disclosures may be required about the inputs used to develop the measurements and the effect of certain measurements reported in the Plan’s financial statements.

3.	INVESTMENTS

Investments representing 5% or more of net assets at December 31, 2006 and 2005, are as follows:

	2006	2005
Fifth Third Bank Balanced Fund * (125,293 and 162,052 shares, respectively)	$1,636,321	$2,051,576
Common Stock of Fifth Third Bancorp * (26,635 and 33,370 shares, respectively)	1,090,171	1,258,716
Fifth Third Bank Prime Money Market Fund * (1,033,272 and 492,129 shares, respectively)	1,033,272	492,129
Fifth Third Bank Large Cap Value Fund for Employee Benefit Plans * (5,057 and 5,632 shares, respectively)	400,241	364,911
Fifth Third Bank International Equity Fund* (24,694 and 21,879 shares, respectively)	344,980	< 5%
Fifth Third Bank Mid Cap Growth Fund* (22,910 and 20,087 shares, respectively)	332,655	327,814
Fifth Third Bank Quality Growth Fund * (17,461 and 19,333 shares, respectively)	300,512	322,273
Fifth Third Bank Core Fixed Income Fund for Employee Benefit Plans * (4,616 and 4,889 shares, respectively)	286,999	290,281

*	Denotes a party-in-interest

The net appreciation (depreciation) in fair value of investments for the Plan for the years ended December 31, 2006 and 2005, is presented in the following table:

	2006	2005
Net (depreciation) appreciation in fair value of investments:
Mutual funds—equity *	$91,331	$76,669
Common stock of Fifth Third Bancorp *	84,908	(336,780)
Collective Funds—equity *	74,421	21,937
Collective Funds—fixed income *	12,768	7,538

Total	$263,428	$(230,636)

*	Denotes a party-in-interest

4.	TRANSACTIONS WITH PARTIES-IN-INTEREST

Certain Plan investments are shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2006 and 2005, the Plan held 26,635 and 33,370 shares of the Bancorp’s common stock, respectively, with fair values of $1,090,171 and $1,258,716, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $46,669 and $50,986 for the years ended December 31, 2006 and 2005, respectively.

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

During 2005, there were no amounts transferred into the Plan as a result of mergers and transfers of predecessor plans.

During 2006, the remaining assets of the Franklin Financial Employees Retirement Savings Plan and The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan were transferred into the Plan totaling $230,257 and $319,919, respectively.

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SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2006

Asset Description	Current Market **
COMMON STOCK -
* Fifth Third Bancorp	$1,090,171

COLLECTIVE FUNDS:
* Fifth Third Bank Large Cap Value Fund for Employee Benefit Plans	400,241
* Fifth Third Bank Core Fixed Income Fund for Employee Benefit Plans	286,999
* Fifth Third Banksafe Trust	36,252

Total collective funds	723,492

MUTUAL FUNDS:
* Fifth Third Bank Balanced Fund	1,636,321
* Fifth Third Bank Prime Money Market Fund	1,033,272
* Fifth Third Bank International Equity Fund	344,980
* Fifth Third Bank Mid Cap Growth Fund	332,655
* Fifth Third Bank Quality Growth Fund	300,512
* Fifth Third Bank Technology Fund	91,381

Total mutual funds	3,739,121

LOAN FUND -
* Participant Notes Receivable (Interest Rate 5.75%–8.75% matures on various dates through October 2021)	40,676

TOTAL	$5,593,460

*	Party-in-interest
**	Cost information is not required for participant-directed investments and, therefore, is not included.